Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Omnicell, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
2009 Equity Incentive Plan	Equity	Common Stock, par value $0.001 per share	Rules 457(c) and 457(h)	2,462,000	$27.28	(2)	$67,163,360	(2)	$0.0001476	$9,913.31
	Total Offering Amounts						$67,163,360			$9,913.31
	Total Fee Offsets(3)									—
	Net Fee Due									$9,913.31
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the Omnicell, Inc. 2009 Equity Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The proposed maximum offering price per unit and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on June 14, 2024, a date within five business days prior to the filing of this Registration Statement, in accordance with Rule 457(c) of the Securities Act.
(3)The Registrant does not have any fee offsets.